F.N.B. Corporation Reports First Quarter 2013 Net Income of $28.5 Million or $0.20 Per Share

HERMITAGE, Pa., April 23, 2013 /PRNewswire/ -- F.N.B. Corporation (NYSE: FNB) today reported first quarter 2013 results. Net income for the first quarter of 2013 was $28.5 million, or $0.20 per diluted share, compared with first quarter of 2012 net income of $21.6 million, or $0.15 per diluted share, and fourth quarter of 2012 net income of $29.0 million, or $0.21 per diluted share.

Vincent J. Delie, Jr., President and Chief Executive Officer, commented on the results, "FNB had a very productive quarter and a great start to the new year. Favorable first quarter operating trends include continued growth in loans and low-cost transaction deposits, a stable net interest margin and very good credit quality results. Average loan growth of 7% annualized reflects contributions from both the commercial and consumer portfolios, with overall results driven by C&I lending. We have a talented team and have made significant investments in our sales management system, leading to another quarter of organic growth."

Mr. Delie added, "In addition to delivering solid performance, our team is engaged in a variety of initiatives that strengthen FNB's positioning for the future. Our focus on executing an electronic delivery strategy has enabled us to provide our clients with leading-edge mobile and online banking capabilities. The most recent enhancements to our suite of electronic banking options include mobile remote deposit capture and comprehensive online budgeting tools, both of which have been met with very positive feedback from our clients. Over 40,000 customers currently use the FNB mobile app and we expect continued growth throughout the year."

Mr. Delie continued, "On April 6, 2013, the integration of Annapolis Bancorp, Inc. was completed and we welcomed their shareholders, employees and clients to FNB. With experienced regional leadership in place and a highly dedicated team of bankers joining us, we are well-positioned to benefit from the opportunities that exist in the Maryland market."

First Quarter 2013 Highlights

  Net income of $28.5 million or $0.20 per diluted share, represents a record high first quarter net income and a 5% increase in adjusted earnings per diluted share compared to the prior-year quarter.[1]
  The net interest margin of 3.66% was the same as the prior quarter.
  Loan growth momentum continued, with average loans growing $140.8 million, or 7.1% annualized, on a linked-quarter basis, and $410.9 million, or 5.3%, on a year-over-year basis.
  Linked-quarter average loan growth:
    Average commercial loans grew $115.9 million, or 10.8% annualized, driven by growth in the average commercial and industrial (C&I) portfolio of $89.2 million
    Average consumer loans grew $37.9 million, or 6.1% annualized
  Year-over-year average loan growth:
    Average commercial loans grew $294.6 million, or 7.1%, driven by growth in the average C&I portfolio of $249.1 million
    Average consumer loans grew $231.2 million, or 9.9%
  Growth in relationship-based deposit accounts continued. Average transaction deposits and customer repurchase agreements grew $48.1 million, or 2.6% annualized, on a linked-quarter basis, and $658.3 million, or 9.7%, compared to the prior-year quarter.
  The efficiency ratio was 59.8%, seasonally higher on a linked-quarter basis and slightly improved from the prior-year quarter.
  Credit quality metrics reflect consistent, stable results. Non-performing loans and other real estate owned (OREO) as a percentage of total originated loans and OREO decreased slightly to 1.59%. Net charge-offs were 0.22% annualized of total average originated loans compared to 0.45% annualized in the linked quarter.

Non-operating items included in each respective quarter were as follows: The first quarter of 2013 and the first quarter of 2012 included after-tax merger and severance costs of $0.2 million, or less than $0.01 per diluted share, and $4.9 million or $0.04 per diluted share, respectively. Fourth quarter 2012 net income included litigation settlement costs of $2.0 million (after-tax) and branch consolidation costs of $1.2 million (after-tax), which on a combined basis reduced earnings by $0.02 per diluted share.

F.N.B. Corporation's performance ratios for the first quarter of 2013 were as follows: return on average tangible equity (non-GAAP measure) was 17.32%; return on average equity was 8.20%; return on average tangible assets (non-GAAP measure) was 1.07% and return on average assets was 0.96%. Reconciliations of non-GAAP measures used in this press release to their most directly comparable GAAP measures are included in the accompanying tables.

First Quarter 2013 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the first quarter of 2012, except as noted)

Net Interest Income/Loans/Deposits

Net interest income on a fully taxable equivalent basis totaled $94.8 million, increasing $2.0 million or 2.2%. The net interest margin narrowed 8 basis points to 3.66%. The benefits to the net interest margin from strong growth in average loans and lower cost transaction deposit and customer repurchase agreements, as well as a lowered cost of funds, were offset by lower yields on earning assets in response to the extended low interest rate environment. Average earning assets grew $502.3 million, or 5.0%, and primarily reflect strong loan growth results.

Average loans grew $410.9 million, or 5.3%, with growth in both the commercial and consumer portfolios. The commercial portfolio grew $294.6 million, or 7.1%, driven by C&I growth of $249.1 million. Commercial leases also contributed $17.2 million in average growth. Average consumer loans (consisting of direct, consumer lines of credit and indirect loans) grew $231.2 million, or 9.9%.

Total average deposits and customer repurchase agreements grew $338.1 million, or 3.5%, with strong growth in relationship-based transaction deposits and customer repurchase agreements partially offset by the continued planned decline in time deposits. Lower cost, relationship-based transaction deposits and customer repurchase agreements grew $658.3 million or 9.7%, while time deposits declined $320.2 million or 11.4%. Loans as a percentage of total deposits and customer repurchase agreements increased to 82% at March 31, 2013, compared to 80% at March 31, 2012.

Non-Interest Income

Non-interest income totaled $33.7 million, increasing $1.9 million or 6.1%. The first quarter of 2013 results reflect positive trends in the wealth management and insurance business lines, increased mortgage-related revenue and lower service charge revenue. Wealth management revenue totaled $7.0 million, increasing $1.3 million, or 22.0%, benefiting from additions to the sales team, enhanced sales management processes and scorecard implementation and improved market conditions. Insurance commissions and fees totaled $4.4 million, increasing $0.3 million or 6.2%, reflecting early-stage benefits of revenue-enhancing initiatives. Gain on sale of loans totaled $1.0 million, increasing $0.2 million due to increased origination volume. Service charges totaled $16.5 million and declined $0.6 million, or 3.7%, primarily reflecting lower volume due to changes in customer behavior.

Non-Interest Expense

Non-interest expense totaled $78.9 million, declining $7.8 million, or 9.0%. The decrease in non-interest expense reflects $6.6 million of lower merger-related costs, $1.4 million of lower OREO costs and $0.7 million of lower personnel costs partially offset by increased other costs, including higher FDIC insurance. The efficiency ratio improved slightly to 59.8% from 60.4%.

Credit Quality

Credit quality for the first three months of 2013 reflects overall positive trends compared to the first three months of 2012. Charge-off performance continued to be good, with net charge-offs for the first quarter of 2013 totaling $4.2 million, or 0.21% annualized, improving from $5.1 million, or 0.27% annualized, reflecting overall favorable credit performance. Net charge-offs for the originated portfolio totaled $4.0 million, or 0.22% annualized compared to $5.1 million, or 0.32% annualized.

The ratio of the allowance for loan losses to total loans was 1.31% at March 31, 2013, consistent with 1.31% at March 31, 2012. The ratio of the allowance for loan losses to total originated loans was 1.39%, compared to 1.55% at March 31, 2012, with the decrease directionally consistent with the overall positive credit performance as well as reserves to support the solid loan growth. The ratio of the allowance for loan losses to total non-performing loans improved to 125% compared to 93% at March 31, 2012. The provision for loan losses equaled $7.5 million, compared to $6.6 million, with the increase primarily reflecting $1.2 million in provision for loan losses for the acquired portfolio.

The ratio of non-performing loans and OREO to total loans and OREO improved 44 basis points to 1.43%. For the originated portfolio, the ratio of non-performing loans and OREO to total originated loans and OREO improved 63 basis points to 1.59%. Total delinquency (total past due and non-accrual loans) to total originated loans improved 58 basis points to 1.45% at March 31, 2013.

First Quarter 2013 Results – Comparison to Prior Quarter
(All comparisons refer to the fourth quarter of 2012, except as noted)

Net Interest Income/Loans/Deposits

Net interest income on a fully taxable equivalent basis totaled $94.8 million in the first quarter of 2013, compared to $95.7 million in the prior quarter. The net interest margin was stable, equaling 3.66% for both the first quarter of 2013 and the fourth quarter of 2012. The stable net interest margin primarily reflects the benefits of continued strong loan growth and an improved cost of funds resulting from a combination of deposit pricing actions and continued favorable movement in deposit mix. These benefits were partially offset by fewer days in the quarter, lower accretable yield related to acquired loans and lower earning asset yields given the current interest rate environment. Accretable yield totaled $1.3 million in the first quarter of 2013, compared to $2.6 million in the fourth quarter of 2012. Average earning assets grew $52.7 million, or 2.1% annualized, reflecting strong loan growth, a stable investment portfolio and a decline in average balances invested on an overnight basis.

Average loans totaled $8.2 billion and grew $140.8 million, or 7.1% annualized, representing the fifteenth consecutive quarter of total organic loan growth. Both the commercial and consumer portfolios achieved growth, with the most significant contributor being growth in the C&I portfolio. The commercial portfolio grew $115.9 million, or 10.8% annualized, with strong growth of $89.2 million in the C&I portfolio. Average consumer loans (consisting of direct, consumer lines of credit and indirect loans) grew $37.9 million, or 6.1% annualized. The positive consumer loan results reflect growth in home equity-related loans (direct loans and consumer lines of credit) through a continued focus across FNB's branch network to strengthen market share and capitalize on consumer preferences for these products

Total average deposits and customer repurchase agreements totaled $9.9 billion and declined $36.4 million, or 1.5% annualized, as solid growth in lower cost, relationship-based accounts was offset by a continued planned decline in time deposits. Average transaction deposits and customer repurchase agreements grew $48.1 million, or 2.6% annualized, and represent 75% of total deposits and customer repurchase agreements at March 31, 2013. First quarter growth levels for transaction deposits and customer repurchase agreements are typically impacted by seasonal fluctuations in business and municipal balances. Time deposits declined $84.5 million, or 13.3% annualized, reflecting the lower offered rate environment. Loans as a percentage of total deposits and customer repurchase agreements remained consistent at 82% at March 31, 2013.

Non-Interest Income

Non-interest income totaled $33.7 million, increasing $1.5 million or 4.8%. The first quarter results reflect positive trends in the wealth management and insurance business lines, consistent mortgage-related revenue and seasonally lower service charge revenue. Wealth management revenue totaled $7.0 million, increasing $0.9 million, or 14.3%, benefiting from additions to the sales team, enhanced scorecards and sales management processes, and improved market conditions. Insurance commissions and fees totaled $4.4 million, increasing $0.6 million, or 16.8%, as a result of annual contingent fee revenues received in the first quarter. Service charges totaled $16.5 million and declined $1.1 million, or 6.3%, reflecting seasonally lower volume compared to fourth quarter levels and changes in customer behavior. Other non-interest income in the fourth quarter of 2012 included $1.7 million accrued for expected losses on asset disposals related to the completed consolidation of twenty branch locations and $0.9 million in recoveries on previously-impaired acquired loans.

Non-Interest Expense

Non-interest expense totaled $78.9 million, increasing $2.3 million, or 3.0%. The increase in non-interest expense primarily reflects expected seasonal effects normally experienced during the initial quarter of the calendar year. In addition, the quarter includes higher marketing costs, FDIC insurance and the comparative impact of the OREO net gain included in the prior quarter. Seasonal influences include personnel costs, which increased $2.9 million, or 7.2%, primarily reflecting normal first quarter increases in employee taxes, and occupancy and equipment expense, which increased $0.5 million, or 4.4%, due to weather-related effects. OREO expense was $0.2 million, compared to a credit of $0.6 million in the fourth quarter of 2012 due to a $1.5 million recovery on a property sale in the fourth quarter. Marketing expenses increased $0.7 million primarily due to first quarter promotional campaigns for online and mobile banking enhancements. The first quarter of 2013 also included $0.4 million in merger-related costs and the fourth quarter of 2012 included $3.0 million in litigation settlement costs. The efficiency ratio was 59.8%.

Credit Quality

Credit quality for the first quarter of 2013 reflects consistent, stable results and continued solid performance. The provision for loan losses equaled $7.5 million, compared to $9.3 million. Charge-off performance continued to be good, with net charge-offs for the first quarter totaling $4.2 million, or 0.21% annualized, improving from $7.6 million, or 0.38% annualized. Net charge-offs for the originated portfolio totaled $4.0 million, or 0.22% annualized, compared to $7.7 million, or 0.45% annualized. The improved net charge-off results reflect good overall credit performance and slightly higher recoveries.

The ratio of the allowance for loan losses to total loans was 1.31% at March 31, 2013, a slight increase of 3 basis points primarily reflecting provision for loan losses of $1.2 million for the acquired portfolio. The ratio of the allowance for loan losses to total originated loans increased by 1 basis point to 1.39%. The ratio of the allowance for loan losses to total non-performing loans was 125%, compared to 124% at December 31, 2012.

The ratio of non-performing loans and OREO to total loans and OREO was 1.43%, increasing by 1 basis point over the prior quarter. For the originated portfolio, the ratio of non-performing loans and OREO to total originated loans and OREO improved slightly to 1.59%. Total delinquency (total past due and non-accrual loans) to total originated loans improved 19 basis points to 1.45% at March 31, 2013.

Capital Position

The Corporation's capital levels at March 31, 2013 continue to exceed federal bank regulatory agency "well capitalized" thresholds. Estimated regulatory capital ratios at March 31, 2013 were stable or improved compared to December 31, 2012 ratios. At March 31, 2013, the estimated total risk-based capital ratio remained at 12.2%, the estimated tier 1 risk-based capital ratio remained at 10.7%, and the leverage ratio increased to 8.40% from 8.29%.

At March 31, 2013, the tangible equity to tangible assets ratio (non-GAAP measure) increased 13 basis points to 6.22% and the tangible book value per share (non-GAAP measure) increased to $5.00 from $4.92.

The dividend payout ratio for the first quarter of 2013 was 59%, consistent with the prior quarter.

Other Notable Items

On April 6, 2013, FNB completed its merger with Annapolis Bancorp, Inc. The acquisition of Annapolis Bancorp, Inc. provided FNB with an additional $435 million in total assets, $270 million in loans, $360 million in deposits and 8 banking offices in Anne Arundel and Queen Anne's Counties, Maryland.

On February 19, 2013, FNB announced the signing of a definitive merger agreement pursuant to which F.N.B. Corporation will acquire PVF Capital Corp. As of December 31, 2012, PVF Capital Corp. had assets of approximately $782 million and 16 banking offices in the Greater Cleveland, Ohio area. As a result of the transaction, F.N.B. Corporation will expand its Cleveland presence and have a pro-forma top fifteen deposit market share in the Cleveland, Ohio metropolitan statistical area.

Conference Call

F.N.B. Corporation will host its quarterly conference call to discuss first quarter 2013 financial results on Wednesday, April 24, 2013 at 10:00 a.m. Eastern Time. Participating callers may access the call by dialing (888) 452 4023 or (719) 325-2495 for international callers; the confirmation number is 4511889. The Webcast and presentation materials may be accessed through the "Shareholder and Investor Relations" section of the Corporation's Web site at www.fnbcorporation.com.

A replay of the call will be available from 1:00 p.m. Eastern Time the day of the call until midnight Eastern Time on Wednesday, May 1, 2013. The replay is accessible by dialing (877) 870-5176 or (858) 384-5517 for international callers; the confirmation number is 4511889. The call transcript and Webcast will be available on the "Shareholder and Investor Relations" section of F.N.B. Corporation's Web site at www.fnbcorporation.com.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. The Company has total assets of $12.4 billion (including the recently completed acquisition of Annapolis Bancorp, Inc.) and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.'s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

Cautionary Statement Regarding Forward-looking Information

We make statements in this press release and related conference call, and may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset levels, asset quality and other matters regarding or affecting F.N.B. Corporation and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "see," "look," "intend," "outlook," "project," "forecast," "estimate," "goal," "will," "should" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties:

  Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:
    Changes in interest rates and valuations in debt, equity and other financial markets.
    Disruptions in the liquidity and other functioning of U.S. and global financial markets.
    Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
    Changes in customers', suppliers' and other counterparties' performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.
    Slowing or failure of the current moderate economic recovery and persistence or worsening levels of unemployment.
    Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.
  Legal and regulatory developments could affect our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities.  Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management.  These developments could include:
    Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles.  We will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.
    Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel III initiatives.
    Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of our intellectual property protection in general and rapid technological developments and changes. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.
  Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.
  Increased competition, whether due to consolidation among financial institutions; realignments or consolidation of branch offices, legal and regulatory developments, industry restructuring or other causes, can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.
  As demonstrated by our Annapolis Bancorp, Inc. and PVF Capital Corp. acquisitions, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits.  These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost, or difficulties, involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios and extent of deposit attrition; and the potential dilutive effect to our current shareholders.  In addition, with respect to the acquisition of Annapolis Bancorp, Inc., F.N.B. Corporation may experience difficulties in expanding into a new market area, including retention of customers and key personnel of Annapolis Bancorp, Inc. and its subsidiary BankAnnapolis.
  Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.  Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and the competitive and regulatory landscape.  Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.
  Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through their impacts on the economy and financial markets.

We provide greater detail regarding some of these factors in our 2012 Form 10-K and 2012 Form 10-Qs, including the Risk Factors section of those reports, and our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC's website at www.sec.gov and on our corporate website at www.fnbcorporation.com. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

[1] First quarter 2012 adjusted earnings per diluted share was $0.19, refer to non-operating items detailed below and in the accompanying data tables.

DATA SHEETS FOLLOW

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				1Q13 -	1Q13 -
	2013	2012		4Q12	1Q12
	First	Fourth	First	Percent	Percent
Statement of earnings	Quarter	Quarter	Quarter	Variance	Variance
Interest income	$105,118	$107,578	$107,287	-2.3	-2.0
Interest expense	12,022	13,660	16,366	-12.0	-26.5
Net interest income	93,096	93,918	90,921	-0.9	2.4
Taxable equivalent adjustment	1,741	1,798	1,901	-3.2	-8.4
Net interest income (FTE) (1)	94,837	95,716	92,822	-0.9	2.2
Provision for loan losses	7,541	9,274	6,572	-18.7	14.7
Net interest income after provision (FTE)	87,296	86,442	86,250	1.0	1.2

Impairment losses on securities	0	(186)	0	n/m	n/m
Non-credit related losses on securities not expected to be sold (recognized in other comprehensive income)

	0	93	0	n/m	n/m
Net impairment losses on securities	0	(93)	0	n/m	n/m

Service charges	16,531	17,636	17,165	-6.3	-3.7
Insurance commissions and fees	4,430	3,794	4,172	16.8	6.2
Securities commissions and fees	2,923	2,252	2,011	29.8	45.4
Trust income	4,085	3,880	3,734	5.3	9.4
Gain on sale of securities	684	3	108	n/m	n/m
Gain on sale of loans	1,021	1,191	809	-14.3	26.2
Other	3,999	3,464	3,746	15.5	6.8
Total non-interest income	33,673	32,127	31,745	4.8	6.1

Salaries and employee benefits	43,905	40,964	44,606	7.2	-1.6
Occupancy and equipment	12,190	11,676	11,792	4.4	3.4
Amortization of intangibles	1,986	2,243	2,281	-11.4	-12.9
Other real estate owned	192	(631)	1,636	-130.4	-88.3
Other	20,590	22,340	26,358	-7.8	-21.9
Total non-interest expense	78,863	76,592	86,673	3.0	-9.0

Income before income taxes	42,106	41,977	31,322	0.3	34.4
Taxable equivalent adjustment	1,741	1,798	1,901	-3.2	-8.4
Income taxes	11,827	11,224	7,839	5.4	50.9
Net income	$28,538	$28,955	$21,582	-1.4	32.2

Earnings per share:
Basic	$0.20	$0.21	$0.16	-4.8	25.0
Diluted	$0.20	$0.21	$0.15	-4.8	33.3

Performance ratios
Return on average equity	8.20%	8.23%	6.42%
Return on average tangible equity (2) (4)	17.32%	17.68%	14.65%
Return on average assets	0.96%	0.96%	0.75%
Return on average tangible assets (3) (4)	1.07%	1.07%	0.86%
Net interest margin (FTE) (1)	3.66%	3.66%	3.74%
Yield on earning assets (FTE) (1)	4.12%	4.18%	4.40%
Cost of funds	0.56%	0.63%	0.77%
Efficiency ratio (FTE) (1) (5)	59.76%	55.45%	60.42%
Effective tax rate	29.30%	27.94%	26.64%

Common stock data
Average basic shares outstanding	139,650,495	139,317,031	138,898,581	0.2	0.5
Average diluted shares outstanding	141,066,190	140,923,088	140,386,625	0.1	0.5
Ending shares outstanding	140,377,174	139,929,242	139,501,039	0.3	0.6
Book value per share	$10.07	$10.02	$9.71	0.5	3.7
Tangible book value per share (4)	$5.00	$4.92	$4.59	1.6	8.9
Dividend payout ratio	59.31%	58.51%	78.11%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1Q13 -	1Q13 -
	2013	2012		4Q12	1Q12
	First	Fourth	First	Percent	Percent
Balance Sheet (at period end)	Quarter	Quarter	Quarter	Variance	Variance
Assets
Cash and due from banks	$146,810	$216,233	$192,346	-32.1	-23.7
Interest bearing deposits with banks	14,786	22,811	72,376	-35.2	-79.6
Cash and cash equivalents	161,596	239,044	264,722	-32.4	-39.0
Securities available for sale	1,164,327	1,172,683	1,097,801	-0.7	6.1
Securities held to maturity	1,110,556	1,106,563	1,178,558	0.4	-5.8
Residential mortgage loans held for sale	25,871	27,751	11,618	-6.8	122.7
Loans, net of unearned income	8,209,286	8,137,719	7,802,792	0.9	5.2
Allowance for loan losses	(107,702)	(104,374)	(102,093)	3.2	5.5
Net loans	8,101,584	8,033,345	7,700,699	0.8	5.2
Premises and equipment, net	134,889	140,367	146,406	-3.9	-7.9
Goodwill	675,555	675,555	670,519	0.0	0.8
Core deposit and other intangible assets, net	35,865	37,851	43,657	-5.2	-17.8
Bank owned life insurance	252,763	246,088	236,753	2.7	6.8
Other assets	334,984	344,729	375,330	-2.8	-10.7
Total Assets	$11,997,990	$12,023,976	$11,726,063	-0.2	2.3

Liabilities
Deposits:
Non-interest bearing demand	$1,792,603	$1,738,195	$1,579,340	3.1	13.5
Savings and NOW	4,974,539	4,808,121	4,706,748	3.5	5.7
Certificates and other time deposits	2,443,496	2,535,858	2,769,066	-3.6	-11.8
Total Deposits	9,210,638	9,082,174	9,055,154	1.4	1.7
Other liabilities	133,324	163,151	144,094	-18.3	-7.5
Short-term borrowings	945,001	1,083,138	877,828	-12.8	7.7
Long-term debt	91,738	89,425	90,308	2.6	1.6
Junior subordinated debt	204,032	204,019	203,980	0.0	0.0
Total Liabilities	10,584,733	10,621,907	10,371,364	-0.3	2.1

Stockholders' Equity
Common stock	1,406	1,398	1,393	0.6	0.9
Additional paid-in capital	1,379,086	1,376,601	1,363,956	0.2	1.1
Retained earnings	86,923	75,312	37,272	15.4	133.2
Accumulated other comprehensive income	(47,198)	(46,224)	(43,735)	2.1	7.9
Treasury stock	(6,960)	(5,018)	(4,187)	38.7	66.2
Total Stockholders' Equity	1,413,257	1,402,069	1,354,699	0.8	4.3
Total Liabilities and Stockholders' Equity	$11,997,990	$12,023,976	$11,726,063	-0.2	2.3

Selected average balances
Total assets	$12,004,759	$11,988,283	$11,563,665	0.1	3.8
Earning assets	10,473,093	10,420,397	9,970,829	0.5	5.0
Securities	2,254,387	2,255,702	2,094,803	-0.1	7.6
Interest bearing deposits with banks	30,071	116,885	98,265	-74.3	-69.4
Loans, net of unearned income	8,188,635	8,047,810	7,777,761	1.7	5.3
Allowance for loan losses	104,838	104,453	102,519	0.4	2.3
Goodwill and intangibles	712,467	715,962	719,195	-0.5	-0.9
Deposits and customer repurchase agreements (6)	9,938,273	9,974,646	9,600,217	-0.4	3.5
Short-term borrowings	208,541	156,197	152,977	33.5	36.3
Long-term debt	91,134	88,956	92,288	2.4	-1.3
Trust preferred securities	204,025	204,012	201,876	0.0	1.1
Shareholders' equity	1,410,827	1,400,430	1,352,569	0.7	4.3

Capital ratios
Equity / assets (period end)	11.78%	11.66%	11.55%
Leverage ratio	8.40%	8.29%	8.06%
Tangible equity / tangible assets (period end) (4)	6.22%	6.09%	5.82%
Tangible equity, excluding AOCI / tangible assets (period end) (4) (7)
	6.64%	6.50%	6.21%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1Q13 -	1Q13 -
	2013	2012		4Q12	1Q12
	First	Fourth	First	Percent	Percent
Balances at period end	Quarter	Quarter	Quarter	Variance	Variance
Loans:
Commercial real estate	$2,678,523	$2,707,046	$2,657,118	-1.1	0.8
Commercial and industrial	1,710,798	1,602,314	1,451,144	6.8	17.9
Commercial leases	131,500	130,133	118,050	1.0	11.4
Commercial loans and leases	4,520,821	4,439,493	4,226,312	1.8	7.0
Direct installment	1,192,426	1,178,530	1,082,964	1.2	10.1
Residential mortgages	1,072,898	1,092,228	1,187,448	-1.8	-9.6
Indirect installment	574,121	582,037	563,929	-1.4	1.8
Consumer LOC	817,412	805,494	704,773	1.5	16.0
Other	31,608	39,937	37,366	-20.9	-15.4
Total loans	$8,209,286	$8,137,719	$7,802,792	0.9	5.2

Deposits:
Non-interest bearing deposits	$1,792,603	$1,738,195	$1,579,340	3.1	13.5
Savings and NOW	4,974,539	4,808,121	4,706,748	3.5	5.7
Certificates of deposit and other time deposits	2,443,496	2,535,858	2,769,066	-3.6	-11.8
Total deposits	9,210,638	9,082,174	9,055,154	1.4	1.7
Customer repurchase agreements (6)	741,124	807,820	729,987	-8.3	1.5
Total deposits and customer repurchase agreements (6)	$9,951,762	$9,889,994	$9,785,141	0.6	1.7

Average balances
Loans:
Commercial real estate	$2,682,103	$2,657,325	$2,653,846	0.9	1.1
Commercial and industrial	1,656,556	1,567,340	1,407,418	5.7	17.7
Commercial leases	130,439	128,535	113,235	1.5	15.2
Commercial loans and leases	4,469,098	4,353,200	4,174,499	2.7	7.1
Direct installment	1,181,715	1,157,480	1,091,931	2.1	8.2
Residential mortgages	1,110,679	1,122,658	1,222,620	-1.1	-9.2
Indirect installment	576,684	581,748	552,337	-0.9	4.4
Consumer LOC	812,263	793,496	695,197	2.4	16.8
Other	38,196	39,228	41,177	-2.6	-7.2
Total loans	$8,188,635	$8,047,810	$7,777,761	1.7	5.3

Deposits:
Non-interest bearing deposits	$1,744,465	$1,742,328	$1,470,648	0.1	18.6
Savings and NOW	4,893,299	4,786,688	4,591,590	2.2	6.6
Certificates of deposit and other time deposits	2,493,703	2,578,226	2,813,898	-3.3	-11.4
Total deposits	9,131,467	9,107,242	8,876,136	0.3	2.9
Customer repurchase agreements (6)	806,806	867,404	724,081	-7.0	11.4
Total deposits and customer repurchase agreements (6)	$9,938,273	$9,974,646	$9,600,217	-0.4	3.5

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1Q13 -	1Q13 -
	2013	2012		4Q12	1Q12
	First	Fourth	First	Percent	Percent
Asset Quality Data	Quarter	Quarter	Quarter	Variance	Variance
Non-Performing Assets
Non-performing loans (8)
Non-accrual loans	$65,578	$66,004	$98,418	-0.6	-33.4
Restructured loans	16,555	14,876	11,416	11.3	45.0
Non-performing loans	82,133	80,880	109,834	1.5	-25.2
Other real estate owned (9)	35,869	35,257	36,958	1.7	-2.9
Non-performing loans and OREO	118,002	116,137	146,792	1.6	-19.6
Non-performing investments	413	2,809	3,478	-85.3	-88.1
Total non-performing assets	$118,415	$118,946	$150,270	-0.4	-21.2

Non-performing loans / total loans	1.00%	0.99%	1.41%
Non-performing loans / total originated loans (10)	1.11%	1.12%	1.67%
Non-performing loans + OREO / total loans + OREO	1.43%	1.42%	1.87%
Non-performing loans + OREO / total originated loans + OREO (10)
	1.59%	1.60%	2.22%
Non-performing assets / total assets	0.99%	0.99%	1.28%

Allowance Rollforward
Allowance for loan losses (originated portfolio) (10)
Balance at beginning of period	$100,194	$99,725	$100,662	0.5	-0.5
Provision for loan losses	6,358	8,144	6,572	-21.9	-3.3
Net loan charge-offs	(4,048)	(7,675)	(5,141)	-47.3	-21.3
Allowance for loan losses (originated portfolio) (10)	102,504	100,194	102,093	2.3	0.4

Allowance for loan losses (acquired portfolio) (11)
Balance at beginning of period	4,180	2,989	0	39.8	0.0
Provision for loan losses	1,183	1,130	0	4.7	0.0
Net loan charge-offs	(165)	61	0	-370.5	0.0
Allowance for loan losses (acquired portfolio) (11)	5,198	4,180	0	24.4	0.0

Total allowance for loan losses	$107,702	$104,374	$102,093	3.2	5.5

Allowance for loan losses / total loans	1.31%	1.28%	1.31%
Allowance for loan losses (originated loans) / total originated loans (10)
	1.39%	1.38%	1.55%
Allowance for loan losses (originated loans) / total non-performing loans (8)
	124.80%	123.88%	92.95%

Net loan charge-offs (annualized) / total average loans	0.21%	0.38%	0.27%
Net loan charge-offs on originated loans (annualized) / total average originated loans (10)
	0.22%	0.45%	0.32%

Delinquency - Originated Portfolio (10)
Loans 30-89 days past due	$34,909	$46,205	$28,123	-24.4	24.1
Loans 90+ days past due	5,974	6,706	7,325	-10.9	-18.4
Non-accrual loans	65,578	66,004	98,418	-0.6	-33.4
Total past due and non-accrual loans	$106,461	$118,915	$133,866	-10.5	-20.5

Total past due and non-accrual loans / total originated loans	1.45%	1.64%	2.03%

Memo item:
Delinquency - Acquired Portfolio (11) (12)
Loans 30-89 days past due	$13,872	$22,799	$20,694	-39.2	-33.0
Loans 90+ days past due	41,234	36,585	40,190	12.7	2.6
Non-accrual loans	0	0	0	0.0	0.0
Total past due and non-accrual loans	$55,106	$59,384	$60,884	-7.2	-9.5

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	2013			2012
	First Quarter			Fourth Quarter
		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$30,071	$14	0.19%	$116,885	$68	0.23%
Taxable investment securities (13)	2,084,966	10,597	1.98%	2,076,440	10,817	2.03%
Non-taxable investment securities (14)	169,421	2,337	5.52%	179,262	2,455	5.48%
Loans (14) (15)	8,188,635	93,911	4.64%	8,047,810	96,036	4.75%
Total Interest Earning Assets (14)	10,473,093	106,859	4.12%	10,420,397	109,376	4.18%
Cash and due from banks	172,969			199,451
Allowance for loan losses	(104,838)			(104,453)
Premises and equipment	138,694			144,702
Other assets	1,324,841			1,328,186
Total Assets	$12,004,759			$11,988,283

Liabilities
Deposits:
Interest-bearing demand	$3,649,049	1,502	0.17%	$3,578,072	1,834	0.20%
Savings	1,244,250	168	0.05%	1,208,616	253	0.08%
Certificates and other time	2,493,703	6,595	1.07%	2,578,226	7,650	1.18%
Customer repurchase agreements	806,806	485	0.24%	867,404	603	0.27%
Other short-term borrowings	208,541	622	1.19%	156,197	597	1.50%
Long-term debt	91,134	774	3.44%	88,956	791	3.54%
Junior subordinated debt	204,025	1,876	3.73%	204,012	1,932	3.77%
Total Interest Bearing Liabilities (14)	8,697,508	12,022	0.56%	8,681,483	13,660	0.63%
Non-interest bearing demand deposits	1,744,465			1,742,328
Other liabilities	151,959			164,042
Total Liabilities	10,593,932			10,587,853
Stockholders' equity	1,410,827			1,400,430
Total Liabilities and Stockholders' Equity	$12,004,759			$11,988,283

Net Interest Earning Assets	$1,775,585			$1,738,914

Net Interest Income (FTE)		94,837			95,716
Tax Equivalent Adjustment		(1,741)			(1,798)
Net Interest Income		$93,096			$93,918

Net Interest Spread			3.56%			3.56%
Net Interest Margin (14)			3.66%			3.66%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	2012
	First Quarter
		Interest	Average
	Average	Earned	Yield
	Outstanding	or Paid	or Rate
Assets
Interest bearing deposits with banks	$98,451	$56	0.23%
Taxable investment securities (13)	1,908,625	12,358	2.54%
Non-taxable investment securities (14)	186,178	2,639	5.67%
Loans (14) (15)	7,777,761	94,135	4.86%
Total Interest Earning Assets (14)	9,971,015	109,188	4.40%
Cash and due from banks	187,971
Allowance for loan losses	(102,519)
Premises and equipment	147,704
Other assets	1,359,494
Total Assets	$11,563,665

Liabilities
Deposits:
Interest-bearing demand	$3,437,219	2,200	0.26%
Savings	1,154,371	377	0.13%
Certificates and other time	2,813,898	9,381	1.34%
Customer repurchase agreements	724,081	683	0.37%
Other short-term borrowings	152,977	761	1.97%
Long-term debt	92,288	953	4.15%
Junior subordinated debt	201,876	2,011	4.01%
Total Interest Bearing Liabilities (14)	8,576,710	16,366	0.77%
Non-interest bearing demand deposits	1,470,648
Other liabilities	163,738
Total Liabilities	10,211,096
Stockholders' equity	1,352,569
Total Liabilities and Stockholders' Equity	$11,563,665

Net Interest Earning Assets	$1,394,305

Net Interest Income (FTE)		92,822
Tax Equivalent Adjustment		(1,901)
Net Interest Income		$90,921

Net Interest Spread			3.63%
Net Interest Margin (14)			3.74%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES

We believe the following non-GAAP financial measures used by F.N.B. Corporation provide information useful to investors in understanding F.N.B. Corporation's operating performance and trends, and facilitate comparisons with the performance of F.N.B. Corporation's peers.  The non-GAAP financial measures used by F.N.B. Corporation may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, F.N.B. Corporation's reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in F.N.B. Corporation's financial statements.

	2013	2012
	First	Fourth	First
	Quarter	Quarter	Quarter
Adjusted net income:
Net income	$28,538	$28,955	$21,582
Gain on sale of acquired building, net of tax	0	0	0
Branch consolidation costs, net of tax	0	1,214	0
Litigation settlement accrual, net of tax	0	1,950	0
Merger and severance costs, net of tax	229	(3)	4,943
Adjusted net income	$28,767	$32,116	$26,525

Adjusted diluted earnings per share:
Diluted earnings per share	$0.20	$0.21	$0.15
Effect of gain on sale of acquired building, net of tax	0.00	0.00	0.00
Effect of branch consolidation costs, net of tax	0.00	0.01	0.00
Effect of litigation settlement accrual, net of tax	0.00	0.01	0.00
Effect of merger and severance costs, net of tax	0.00	(0.00)	0.04
Adjusted diluted earnings per share	$0.20	$0.23	$0.19

Return on average tangible equity (2):
Net income (annualized)	$115,739	$115,189	$86,801
Amortization of intangibles, net of tax (annualized)	5,237	5,800	5,964
	120,976	120,989	92,765

Average total shareholders' equity	1,410,827	1,400,430	1,352,569
Less: Average intangibles	(712,467)	(715,962)	(719,195)
	698,360	684,468	633,374

Return on average tangible equity (2)	17.32%	17.68%	14.65%

Return on average tangible assets (3):
Net income (annualized)	$115,739	$115,189	$86,801
Amortization of intangibles, net of tax (annualized)	5,237	5,800	5,964
	120,976	120,989	92,765

Average total assets	12,004,759	11,988,283	11,563,665
Less: Average intangibles	(712,467)	(715,962)	(719,195)
	11,292,292	11,272,321	10,844,470

Return on average tangible assets (3)	1.07%	1.07%	0.86%

Tangible book value per share:
Total shareholders' equity	$1,413,257	$1,402,069	$1,354,699
Less: intangibles	(711,420)	(713,405)	(714,177)
	701,837	688,664	640,522

Ending shares outstanding	140,377,174	139,929,242	139,501,039

Tangible book value per share	$5.00	$4.92	$4.59

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	2013	2012
	First	Fourth	First
	Quarter	Quarter	Quarter
Tangible equity / tangible assets (period end):
Total shareholders' equity	$1,413,257	$1,402,069	$1,354,699
Less: intangibles	(711,420)	(713,405)	(714,177)
	701,837	688,664	640,522

Total assets	11,997,990	12,023,976	11,726,063
Less: intangibles	(711,420)	(713,405)	(714,177)
	11,286,570	11,310,571	11,011,886

Tangible equity / tangible assets (period end)	6.22%	6.09%	5.82%

Tangible equity, excluding AOCI / tangible
assets (period end) (7):
Total shareholders' equity	$1,413,257	$1,402,069	$1,354,699
Less: intangibles	(711,420)	(713,405)	(714,177)
Less: AOCI	47,198	46,224	43,735
	749,035	734,888	684,257

Total assets	11,997,990	12,023,976	11,726,063
Less: intangibles	(711,420)	(713,405)	(714,177)
	11,286,570	11,310,571	11,011,886
Tangible equity, excluding AOCI / tangible
assets (period end) (7)	6.64%	6.50%	6.21%

(1)	Net interest income is also presented on a fully taxable equivalent (FTE) basis, as the Corporation believes this non-GAAP measure is the preferred industry measurement for this item.

(2)	Return on average tangible equity is calculated by dividing net income excluding amortization of intangibles by average equity less average intangibles.
(3)	Return on average tangible assets is calculated by dividing net income excluding amortization of intangibles by average assets less average intangibles.
(4)	See non-GAAP financial measures for additional information relating to the calculation of this item.
(5)

The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles, other real estate owned expense, FHLB prepayment penalties, litigation settlement accrual, branch consolidation costs and merger costs by the sum of net interest income on a fully taxable equivalent basis plus non-interest income less gain on sale of an acquired building, securities gains and net impairment losses on securities plus losses on asset disposals related to the branch consolidation project.

(6)	Customer repos are included in short-term borrowings on the balance sheet.
(7)

Accumulated other comprehensive income (AOCI) is comprised of unrealized losses on securities, non-credit impairment losses on other-than-temporarily impaired securities, unrealized losses on derivative instruments and unrecognized pension and postretirement obligations.

(8)	Does not include loans acquired at fair value ("acquired portfolio").
(9)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(10)	"Originated Portfolio" or "Originated Loans" equals loans and leases not included by definition in the Acquired Portfolio.
(11)

"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805 which was effective January 1, 2009.  The risk of credit loss on these loans has been considered by virtue of the Corporation's estimate of acquisition-date fair value and these loans are considered accruing as the Corporation primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent  to acquisition.

(12)	Represents contractual balances.
(13)	The average balances and yields earned on taxable investment securities are based on historical cost.
(14)

The interest income amounts are reflected on a FTE basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 35% for each period presented.  The yields on earning assets and the net interest margin are presented on an FTE and annualized basis.  The rates paid on interest-bearing liabilities are also presented on an annualized basis.

(15)	Average balances for loans include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income is immaterial.

CONTACT: Analyst/Institutional Investor Contact: Cynthia Christopher, 724-983-3429, christoc@fnb-corp.com, or Media Contact: Jennifer Reel, 724-983-4856, 724-699-6389(cell), reel@fnb-corp.com